UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2006

ClearComm, L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-28362	66-0514434
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of organization)		Identification No.)

1112 Weston Road, Suite 117
Weston, Florida 33326

(Address of principal executive offices)

Registrant’s telephone number, including area code: (954) 496-4325

City View Plaza — Suite 700

No. 48 of Road 165

Guaynabo, Puerto Rico 00968

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02            Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 28, 2006, Ture Elowson announced his resignation as a Director of SuperTel Communications Corp. (“SuperTel”), the General Partner of ClearComm, L.P. (the “Partnership”), effective September 30, 2006.

Effective September 28, 2006, John J. Duffy was appointed President and Chief Executive Officer of SuperTel, the general partner of the Partnership.

Mr. Duffy, age 57, has served as a Director of SuperTel since July 13, 2005, and previously served as Executive Vice President of the Partnership from 1994 through 1998.  Mr. Duffy has held executive and supervisory positions in a number of industries, including the wireless and financial management industries.  From 2000 to the present, he has been engaged in various enterprises as a private investor and through international philanthropic endeavors.  In addition, from 1981 through 1990, he was an Executive Vice President at Drexel Burnham Lambert, where he was responsible for investment portfolios of high net worth investors and institutional clients.  Mr. Duffy holds a BA from John Carroll University (1971).

Mr. Duffy does not have any family relationships with any directors or executive officers of SuperTel or the Partnership.

Mr. Duffy does not hold any other directorships in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or in any company registered as an investment company under the Investment Company Act of 1940.

Since the beginning of the Partnership’s last fiscal year, neither Mr. Duffy, nor any member of his immediate family, has had any direct or indirect interest in any transaction or any proposed transaction to which the Partnership or any of its subsidiaries was or is to be a party, and in which the amount was or would be in excess of $60,000.

Mr. Duffy does not have an employment agreement with SuperTel or the Partnership.

Item 8.01            Other Events

Effective September 28, 2006, the principal executive offices of the Partnership will be located at 1112 Weston Road, Suite 117, Weston, Florida 33326.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2006	ClearComm, L.P.

	By:	SuperTel Communications Corp.
	Its:	General Partner

	By:	/s/ John J. Duffy
John J. Duffy
President and Chief Executive Officer